UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 10, 2008
INTERNATIONAL FIGHT LEAGUE, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-21134	04-2893483
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
38 Park Avenue, 2nd Floor, Rutherford, NJ 07070
(Address of Principal Executive Offices)(Zip Code)
(201) 635-1799
(Registrant’s Telephone Number
including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
     On November 10, 2008, International Fight League, Inc. (the “Company”) and Jay Larkin, the Company’s President and Interim Chief Executive Officer, entered into an agreement providing for Mr. Larkin’s resignation from his positions and employment with the Company, effective November 1, 2008. Pursuant to the agreement, the Company has agreed to pay Mr. Larkin a one-time payment for $20,000 and will also be paying the premiums for medical insurance coverage for Mr. Larkin until the earlier of April 30, 2009 or the date on which Mr. Larkin becomes eligible for group medical insurance through an employer or professional affiliation other than the Company. As part of the agreement, all of Mr. Larkin’s stock options for the Company’s stock automatically terminated. The agreement also has customary terms regarding confidentiality, cooperation, release of claims and covenants not to sue.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On November 10, 2008, the Company and Jay Larkin, the Company’s President and acting Chief Executive Officer, entered into an agreement providing for Mr. Larkin’s resignation of his positions and employment with the Company effective November 1, 2008.
     The Board of Directors of the Company appointed Michael Keefe, the Company’s Executive Vice President, General Counsel and Acting Chief Financial Officer to the position of President, Chief Financial Officer and General Counsel upon the termination of Mr. Larkin’s employment with the Company.

Item 9.01	- Financial Statements and Exhibits
See the Exhibit Index hereto, which is incorporated by reference herein.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL FIGHT LEAGUE, INC.
	By:	/s/ Michael C. Keefe
		Name:	Michael C. Keefe
Date: November 13, 2008		Title:	President, Chief Financial Officer and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Agreement and General Release, dated as of November 10, 2008, between Jay Larkin and the registrant.